Exhibit 3.2

FORM OF
CERTIFICATE OF DESIGNATIONS OF
SERIES A PREFERRED STOCK
OF EXTRACTION OIL & GAS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

EXTRACTION OIL & GAS, INC., a Delaware corporation, certifies that pursuant to the authority contained in Article [Fourth] of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly approved and adopted on [           ], 2016 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1.                            Designation and Amount; Ranking.

(a)                                 There shall be created from the [         ](1) shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “Series A Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be [         ].  Shares of the Preferred Stock that are redeemed, purchased or otherwise acquired by the Company (or any other Redeeming Party), or converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b)                                 The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks:  (i) senior in all respects to all Junior Stock; (ii) on a parity, in all respects, with all Parity Stock; and (iii) junior in all respects to all Senior Stock, in each case as provided more fully herein.

SECTION 2.                            Definitions.

As used herein, the following terms shall have the following meanings:

“Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share, whether or not declared, from, and including, the last day of the most recently preceding fiscal quarter (or the Issue Date, if there has been no prior full fiscal quarter) to, but not including, such date, and including, for the sake of clarity, any then accrued and unpaid dividends on such share from a prior fiscal quarter.

(1)  To be the amount set forth in the certificate of incorporation of the Company at the time of any Initial Public Offering, which shall be an amount set by the Company in its sole discretion.

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act.

“Alternative Conversion Consideration” shall have the meaning set forth in Section 9(b).

“Average VWAP” per share over a certain period shall mean the arithmetic average of the VWAP per share for each Trading Day in such period.

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Cash Dividends” shall have the meaning set forth in Section 3(a).

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as modified by this Certificate of Designations, as further amended or restated in accordance with applicable Law and this Certificate of Designations.

“Certificated Preferred Stock” shall have the meaning set forth in Section 12(b)(i).

“Change of Control” shall mean the occurrence of any of the following:

(a)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, which is, to the extent applicable, covered by subsection (c) below), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person other than a Subsidiary of the Company (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(b)                                 the adoption of a plan relating to the liquidation or dissolution of the Company; or

(c)                                  the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), excluding the Qualifying Owners, becomes the Beneficial Owner of more than 50% of the voting power of the Company (or any successor to the Company by such merger or consolidation); provided, however, that solely for purposes of this subsection (c), a “Person” shall include, in connection with a direct merger of an entity with the Company, the equityholders of such entity  with whom the Company merges.

(d)                                 any event which constitutes a “Change of Control” under any indenture governing the outstanding (as of the Issue Date) or future senior notes of the Company and such “Change of Control” is not waived by the holders of such notes pursuant to the applicable indenture.

“Change of Control Conversion” shall have the meaning set forth in Section 9(a).

“Change of Control Conversion Date” shall have the meaning set forth in Section 9(a).

“Change of Control Conversion Right” means the right of a Holder to convert some or all of the shares of Preferred Stock held by such Holder on the Change of Control Conversion Date into a number of shares of Common Stock pursuant to Section 9.

“Change of Control Election Deadline” shall have the meaning set forth in Section 9(c).

“Change of Control Redemption Date” shall have the meaning set forth in Section 10(a).

“Change of Control Redemption Price” shall have the meaning set forth in Section 10(b).

“Close of Business” shall mean 5:00 p.m. (New York City time).

“Closing Sale Price” of the Common Stock shall mean, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization.  In the absence of such a quotation, the Closing Sale Price shall be an amount determined by the Board of Directors to be the fair market value of a share of Common Stock.  If the Ex-Date for any distribution, the effective date for any subdivision, combination or reclassification or the Effective Date of any Pro Rata Repurchase  (“Adjustment Date”) that requires (or, but for the second sentence of Section 6(e)(iv)(A) or Section 6(f), would have required) an adjustment to the Conversion Price pursuant to Section 6(e) occurs on or after the first Trading Day in the 10 Trading Day period used to calculate “MP0” in the formula in Section 6(e)(iv)(B), the Closing Sale Price for each Trading Day prior to such Adjustment Date shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Price is so required (or would have been required) to be adjusted pursuant to Section 6(e) as a result of such event.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, subject to Section 6(m).

“Company” shall mean Extraction Oil & Gas, Inc., a Delaware corporation.

“Company Conversion Date” shall have the meaning set forth in Section 6(b).

“Company Conversion Notice” shall have the meaning set forth in Section 6(b).

“Company Conversion Notice Date” shall have the meaning set forth in Section 6(b).

“Conversion Common Shares” shall have the meaning set forth in Section 9(a).

“Conversion Date” shall mean the Company Conversion Date, the Holder Conversion Date or the Change of Control Conversion Date, as applicable.

“Conversion Price” shall mean $[       ](2).

“Conversion Ratio” shall mean, at any time, the quotient of the (a) Liquidation Preference at such time and (b) the Conversion Price at such time.

“Dividend Payment Date” shall mean the date that is 30 days after the end of each fiscal quarter of the Company, unless the Board of Directors designates an earlier date that is no earlier than the day after the end of such fiscal quarter, commencing with the fiscal quarter in which the Issue Date occurs, and no later than the earliest date of payment in respect of any Parity Stock or Junior Stock with respect to such fiscal quarter.

“Dividend Rate” shall mean, as of the date of the determination, the rate per annum of 5.875%.

“Dividend Record Date” shall mean, with respect to any fiscal quarter and applicable Dividend Payment Date, the record date (which shall be a Business Day) set by the Board of Directors for holders eligible to receive any dividend declared for such fiscal quarter, which date shall be no earlier than the day after the end of such fiscal quarter and no later than such Dividend Payment Date.

“Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Holder Conversion Notices of the applicable Holder on or prior to the dates so requested or required, if any; (b) (i) there is an effective registration statement pursuant to which either (A) the Company may issue the underlying shares of Common Stock to be issued upon conversion or (B) the Holders are permitted to utilize the prospectus thereunder to resell all of the underlying shares of Common Stock to be issued upon conversion; (ii) all of the underlying shares of Common Stock to be issued upon conversion may be resold pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions or current public information requirements as determined by the Company; or (iii) all of the underlying shares of Common Stock to be issued may be issued to the Holder pursuant to Section 3(a)(9) of the Securities Act and, in each case such Common Stock may be immediately resold without restrictions under the Securities Act; (c) the Common Stock is trading on a National Securities Exchange and all of the shares issuable are listed or quoted for trading on such National Securities Exchange (and the Company believes, in good faith, that trading of the Common Stock on such National Securities Exchange will continue uninterrupted for the foreseeable future); (d) there is a sufficient number of authorized, but unissued, shares of Common Stock for the issuance of all of the underlying shares of Common Stock to be issued upon conversion and (e) if there has been a public announcement of, or entry into an agreement providing for, a pending or proposed Reorganization or Change of Control, the underlying Common Stock issued upon conversion will not be subject to a trading “lock-up” under an agreement entered into with or at the request of the Company or this Certificate of Designations which restricts the sale or transfer of such Common Stock.

(2)  To be a per share price that results in a 15% discount to the IPO Price.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraction” shall mean Extraction Oil and Gas Holdings LLC, a former Delaware limited liability company and with which the Company was merged prior to the Issue Date.

“Ex-Date” shall mean when used with respect to any issuance of or distribution in respect of, the Common Stock or any other securities, shall mean the first date on which the Common Stock or such other securities trade without the right to receive such issuance or distribution.

“Forced Redemption Date” shall have the meaning set forth in Section 8(a).

“Forced Redemption Price” shall have the meaning set forth in Section 8(b).

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a share of Preferred Stock.

“Holder Conversion Date” shall have the meaning set forth in Section 6(a).

“Holder Conversion Notice” shall have the meaning set forth in Section 6(a).

“Holder Conversion Notice Date” shall have the meaning set forth in Section 6(a).

“HSR Act” shall have the meaning set forth in Section 4(g).

“IPO Price” shall mean $[       ](3).

“IRR” shall mean, with respect to any holder of the Preferred Stock, as of any time of determination, the actual annual pre-tax rate of return, compounded annually, on $[       ](4), taking into account all cash distributions paid to such holder and such holder’s predecessors in interest with respect to such Preferred Stock pursuant to this Certificate of Designations and all cash distributions paid prior to the Issue Date to such holder and such holder’s predecessors in interest with respect to the Series B Preferred Units of Extraction from which such Preferred Stock was converted pursuant to the LLC Agreement. IRR shall be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR reasonably determined by the Board of Directors).

“Issue Date” shall mean the original date of issuance of the Preferred Stock, which shall be the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Junior Stock” shall mean all classes of the Common Stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or

(3)  To be the price to the public in the initial public offering.

(4)  To be equal to the purchase price from the Series B Preferred Unit purchase agreement.

on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Law” means any statute, law (including common law and, for the avoidance of doubt, the HSR Act), rule, or regulation or any judgment, order, writ, injunction, or decree of any federal, state, local or foreign court or tribunal or any federal, state, local or foreign public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality.

“Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $[       ](5), as adjusted in accordance with Section 3(b), 3(c) and 3(d),  plus any Accrued Dividends on such share of Preferred Stock, in each case to the date of payment of the Liquidation Preference, the Conversion Date and the Redemption Date, as applicable.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Extraction, dated September [       ], 2016, as in effect immediately prior to the Issue Date.

“Lock-Up End Date” shall have the meaning set forth in Section 6(a).

“Market Value” shall mean the Average VWAP during a 10 consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the date of determination.  If the Ex-Date for any distribution, the effective date for any subdivision, combination or reclassification or the Effective Date of any Pro Rata Repurchase (“Adjustment Date”) that requires (or, but for the second sentence of Section 6(e)(iv)(A) or Section 6(f), would have required) an adjustment to the Conversion Price pursuant to Section 6(e) occurs on or after the first Trading Day in the 10 Trading Day period used to calculate Market Value for a date of determination, the VWAP for each Trading Day prior to such Adjustment Date shall be adjusted by multiplying such VWAP by the same fraction by which the Conversion Price is so required (or would have been required) to be adjusted pursuant to Section 6(e) as a result of such event.

“National Securities Exchange” shall mean an exchange registered with the Commission under Section 6(a) of the Exchange Act.

“Non-Cash Dividend Election” shall have the meaning set forth in Section 3(b).

“Non-Converted Shares” shall have the meaning set forth in Section 9(d).

“Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Opening of Business” shall mean 9:00 a.m. (New York City time).

“Optional Redemption Date” shall have the meaning set forth in Section 7(a).

(5)  To be equal to the liquidation preference of the Series B Preferred Units immediately prior to the initial public offering as adjusted for any permitted internal restructuring.

“Optional Redemption Notice” shall have the meaning set forth in Section 7(c).

“Optional Redemption Price” shall have the meaning set forth in Section 7(b).

“Ownership Notice” shall mean the notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law and, in the case of an issuance of capital stock by the Company, in substantially the form attached hereto as Exhibit B.

“Parity Stock” shall mean any class of capital stock or series of preferred stock established on or after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Paying Agent” shall mean the Transfer Agent, acting in its capacity as paying agent for the Preferred Stock, and its successors and assigns, or any other Person appointed to serve as paying agent by the Company.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Pro Rata Repurchases” shall mean any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer directed to all or substantially all of the holders of Common Stock subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other tender or exchange offer or other purchase available to substantially all holders of Common Stock, in the case of both (i) and (ii), whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including shares of capital stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while the Preferred Stock is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of a purchase with respect to any Pro Rata Purchase.

“Qualifying Owners” means (i) YT Extraction Co Investment Partners, LP, a Delaware limited partnership, Yorktown Energy Partners IX, L.P., a Delaware limited partnership, Yorktown Energy Partners X, L.P., a Delaware limited partnership and Yorktown Energy Partners XI, L.P., a Delaware limited partnership, (ii) any Affiliated funds or investment vehicles managed by any Person described in clause (i) above and (iii) any general partner, managing member, principal or managing director of any of the Persons described in clause (i) above.

“Redeeming Party” shall have the meaning set forth in Section 10(a).

“Redemption Date” shall mean a Forced Redemption Date, the Optional Redemption Date or the Change of Control Redemption Date, as applicable.

“Reference Property” shall have the meaning set forth in Section 6(m).

“Reorganization Event” shall have the meaning set forth in Section 6(m).

“ROI” means with respect to each share of Preferred Stock, as of any time of determination, an amount equal to the quotient of (A) the actual pre-tax total cash return paid to the holder thereof with respect to such share of Preferred Stock, taking into account all cash distributions paid to such holder thereof and such holder’s predecessors in interest thereof with respect to such share of Preferred Stock pursuant to this Certificate of Designations and with respect to the Series B Preferred Units of Extraction from which such Preferred Stock was converted pursuant to the LLC Agreement, and (B) $[       ](6).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Transfer Restricted Securities by holders thereof.

“Subsidiary” shall mean, as to any Person, any corporation or other entity of which (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.  For the avoidance of doubt, for purposes of this Agreement, each of the Partnership and its Subsidiaries shall be considered a Subsidiary of the Company.

“Trading Day” shall mean a day during which trading in securities generally occurs on the NASDAQ Global Select Market or, if the Common Stock is not listed on the NASDAQ Global Select Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional

(6)  To be equal to the purchase price from the Series B Preferred Unit purchase agreement.

securities exchange, on the principal other market on which the Common Stock is then traded.  If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

“Transfer Agent” shall mean American Stock Transfer & Trust Company, LLC, acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock, and its successors and assigns, or any other person appointed to serve as transfer agent, registrar, conversion agent and dividend disbursing agent by the Company.

“Transfer Restricted Securities” shall mean each share of Preferred Stock (or the shares of Common Stock into which such share of Preferred Stock is converted) until (a) such shares shall be freely tradable pursuant to an exemption from registration under the Securities Act under Rule 144 thereunder, or (b) such shares are covered under an effective Shelf Registration Statement, in each case unless otherwise agreed to by the Company and the Holder thereof.

“Trigger Event” shall have the meaning set forth in Section 6(e)(vii).

“VWAP” per share of Common Stock on any Trading Day shall mean the per share volume-weighted average price as displayed on Bloomberg page “XOG <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” shall mean the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

SECTION 3.                            Dividends.

(a)                                 Holders shall be entitled to receive, with respect to each share of Preferred Stock, out of funds of the Company legally available for payment, cash dividends (“Cash Dividends”) on the Liquidation Preference in effect immediately after the last day of the immediately prior fiscal quarter (or if there has been no prior full fiscal quarter, the Issue Date), computed on the basis of a 360-day year consisting of twelve 30-day months, at the Dividend Rate, payable on each Dividend Payment Date.  Such Cash Dividends shall be payable in arrears on each Dividend Payment Date for the fiscal quarter ending immediately prior to such Dividend Payment Date (or with respect to the first Dividend Payment Date, for the period commencing on the Issue Date and ending on the last day of the fiscal quarter in which the Issue Date occurs), to the Holders as they appear on the Company’s stock register at the Close of Business on the relevant Dividend Record Date.  Dividends on the Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from the last day of the most recent fiscal quarter, or if there has been no prior full fiscal quarter, from the Issue Date, until Cash Dividends are paid pursuant to this Section 3(a) in respect of such Accrued Dividends or pursuant to Sections 3(b), 3(c) and 3(d).  If a Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date.

(b)                                 Notwithstanding anything to the contrary in Section 3(a), the Company may, at the sole election of the Board of Directors, elect with respect to the Accrued Dividends for any fiscal quarter (a “Non-Cash Dividend Election”) to increase the Liquidation Preference by 2.5% (decreased proportionately to the extent of any cash paid in respect of such Accrued Dividend for such fiscal quarter (e.g., if 20% of the Accrued Dividends for such fiscal quarter is paid in cash, the rate would be reduced by 0.5% to 2.0%)) in lieu of paying such Accrued Dividends in cash (in part or in full), such increase to be effective at the Opening of Business on day following the last day of such fiscal quarter. If the Company fails to pay a Cash Dividend in respect of the Accrued Dividends for any fiscal quarter that ends after the Issue Date on or prior to the respective Dividend Payment Date and does not make a Non-Cash Dividend Election in respect thereof, the Company shall be deemed to have made a Non-Cash Dividend Election for all purposes of this Certificate of Designations solely with respect to and to the extent of such portion of such Accrued Dividends for such fiscal quarter as to which a Cash Dividend is not paid.  To the extent any Holder shall become liable for or subject to any taxes, levies, imposts, duties, fees, assessments, withholding or other charges of whatever nature resulting from any adjustment to the Liquidation Preference pursuant to this Section 3(b), the Company shall promptly indemnify and hold harmless such Holder against any such amounts at the highest maximum combined marginal federal, state and local income tax rates to which any such Holder may be subject  Any Non-Cash Dividend Election as to any fiscal quarter shall be effective only if notice thereof is delivered to holders of Preferred Stock prior to the last day of such fiscal quarter.

(c)                                  Notwithstanding anything to the contrary herein, (x) if any shares of Preferred Stock are converted into Common Stock on a Conversion Date in accordance with this Certificate of Designations during the period between the last day of a fiscal quarter and the Close of Business on the corresponding Dividend Payment Date and the Company has not made a Non-Cash Dividend Election in respect of such fiscal quarter, then the amount of the Accrued Dividends in respect of such fiscal quarter shall be added to the Liquidation Preference for purposes of such conversion; and (y) if any shares of Preferred Stock are converted into Common Stock in accordance with this Certificate of Designations on a Conversion Date during the period between the Close of Business on any Dividend Record Date and the Close of Business on the corresponding Dividend Payment Date, the Accrued Dividends with respect to such shares of Preferred Stock, at the Company’s option, shall either (i) be paid in cash on or prior to the date of such conversion or (ii) not be paid in cash and be added to the Liquidation Preference for purposes of such conversion.  For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the last day of the most recently preceding fiscal quarter to, but not including, the applicable Conversion Date.  The Holders at the Close of Business on a Dividend Record Date shall be entitled to receive any dividend paid as a Cash Dividend on those shares on the corresponding Dividend Payment Date.

(d)                                 Notwithstanding anything to the contrary herein, if any shares of Preferred Stock are redeemed by the Company in accordance with this Certificate of Designations on a Redemption Date during any fiscal quarter, the Accrued Dividends with respect to such shares of Preferred Stock for the period from the first day of such fiscal quarter through the Redemption Date shall be added to the Liquidation Preference for purposes of such redemption.  For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the last day of the most recently preceding fiscal quarter to, but not including, the applicable Redemption Date.  The Holders at the Close of Business on a Dividend Record Date

shall be entitled to receive any dividend paid as a Cash Dividend on those shares on the corresponding Dividend Payment Date.

(e)           So long as any share of the Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on, and no redemption or repurchase shall be agreed to or consummated of, Parity Stock, Common Stock or any other shares of Junior Stock, unless all accumulated and unpaid dividends for all preceding full fiscal quarters (including the fiscal quarter in which such accumulated and unpaid dividends first arose) of the Company have been declared and paid (including by way of an increase to the Liquidation Preference in accordance with Section 3(b)) and no such dividend or distribution or redemption or repurchase shall be paid or payable in cash for any period unless the Preferred Stock has been paid full Cash Dividends in respect of the same period; provided, however, that the foregoing limitation shall not apply to (i) a dividend payable on Common Stock or other Junior Stock in shares of Common Stock or other Junior Stock, (ii) the acquisition of shares of Common Stock or other Junior Stock in exchange for shares of Common Stock or other Junior Stock and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of shares of other Junior Stock or any securities exchangeable for or convertible into such shares of Common Stock or other Junior Stock; (iv) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (v) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares of other Junior Stock.  Notwithstanding the preceding, if full cash dividends have not been paid on the Preferred Stock and any Parity Stock, cash dividends may be declared and paid on the Preferred Stock and such Parity Stock only so long as the cash dividends are declared and paid pro rata so that amounts of cash dividends declared and paid per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the shares of Preferred Stock and the accumulated and unpaid dividends on such other Parity Stock bear to each other.

SECTION 4.                            Voting.

(a)           Holders shall not have any voting rights except as set forth in this Section 4 or as otherwise from time to time specifically required by the Delaware General Corporation Law or the Certificate of Incorporation.

(b)           So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Delaware General Corporation Law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating (directly or indirectly, including by way of merger, consolidation, reclassification or otherwise):

(i)            any issuance, authorization or creation of, or any increase by the Company in the issued or authorized amount of, any class or series of Senior Stock or obligation or security convertible into, exchangeable for or evidencing the right to purchase any shares of Senior Stock;

(ii)           any issuance, authorization or creation of any class or series of equity securities of any of the Company’s consolidated subsidiaries, or any increase by any of the Company’s consolidated Subsidiaries of any issued or authorized amount of any such class or series of equity securities, or obligation or security convertible into, exchangeable for or evidencing the right to purchase any such equity securities of any of the Company’s consolidated Subsidiaries, except to the extent (x) such Subsidiary remains, directly or indirectly, a wholly-owned subsidiary of the Company or (y) as described in the last paragraph of this Section 4(b);

(iii)          any issuance, authorization or creation of, or any increase by the Company in the issued or authorized amount of, any class or series of Parity Stock or obligation or security convertible into, exchangeable for or evidencing the right to purchase any shares of Parity Stock; provided, that the Company may take any of the foregoing actions in this clause (iii) without any approval or consent of the holders of the Preferred Stock if the Company provides each Holder a reasonable opportunity to purchase, based on such Holder’s pro rata ownership of any outstanding Preferred Stock and Parity Stock (measured by the Liquidation Preference (or, with respect to Parity Stock, such equivalent term) of such Preferred Stock and Parity Stock), such shares of Parity Stock (or obligation or security convertible into, exchangeable for or evidencing the right to purchase any shares of Parity Stock) to be issued by the Company on substantially the same terms offered to the other purchasers of such securities; or

(iv)          any amendment, alteration, modification, supplement or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations so as to, or that otherwise would, materially and adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder.

Notwithstanding the foregoing, none of the following actions shall be restricted or limited by or require any approval of the Holders of Preferred Stock pursuant to Section 4(b)(ii): (i) the Company and any of its controlled Affiliates entering into joint ventures, partnerships or similar arrangements and funding the same as described in clause (D) of this paragraph, so long as each such joint venture, partnership or similar arrangement is (A) in respect of a single asset or a group of related assets (for the avoidance of doubt, a group of assets shall not be deemed to be related assets solely because they perform the same function), (B) with third Persons, (C) on an arms’-length basis, (D) funded through the issuance of equity in such joint venture, capital contributions in such joint venture and/or the incurrence of indebtedness, and (E) for the purpose of (1) developing or expanding assets of the Company and such controlled Affiliates or (2) acquiring and developing new assets and growth opportunities, (ii) the issuance of securities or capital contributions among the Company or any of its Subsidiaries, (iii) the issuance of securities or capital contributions among the Company and any joint ventures, partnerships or other minority owned entities in which the Company or its Subsidiaries have an equity or other interest, in each case which exist as of the Issue Date, (iv) the incurrence of any indebtedness by the Company or any of its Subsidiaries and (v) any of the Company’s consolidated Subsidiaries issuing any class or series of equity securities, or obligation or security convertible into, exchange for or evidencing the right to purchase any such equity securities, if the proceeds received therefrom are contemporaneously used by the Company or such Subsidiary to redeem all of the outstanding shares of Preferred Stock pursuant to Section 7 or Section 8.

(c)           Without the consent of the Holders, but without limiting Section 4(b), the Company, acting in good faith, may amend, alter, supplement or repeal any terms of the Preferred Stock by amending or supplementing the Certificate of Incorporation, this Certificate of Designations or any stock certificate representing shares of the Preferred Stock:

(i)            to cure any ambiguity, omission, inconsistency or mistake in any such instrument that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder;

(ii)           to make any provision with respect to matters or questions relating to the Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder; or

(iii)          to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder (other than any Holder that consents to such change).

(d)           Prior to the Close of Business on the applicable Conversion Date, the shares of Common Stock issuable upon conversion of the Preferred Stock shall not be deemed to be outstanding and Holders shall have no voting rights with respect to such shares of Common Stock solely by virtue of holding the Preferred Stock.

(e)           In exercising the voting rights set forth in Section 4(b), each share of Preferred Stock shall be entitled to one vote.

(f)            The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the bylaws of the Company, applicable Law and the rules of any National Securities Exchange on which the Preferred Stock is listed or traded at the time.

(g)           If prior to the exercise of the Holders’ or Company’s rights pursuant to this Certificate of Designations a filing is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), then the Company, on the one hand, and any Holder, on the other hand, shall (i) as promptly as practicable, make, or cause or be made, all filings and submissions required under the HSR Act, and (ii) use their commercially reasonable efforts to obtain, or cause to be obtained, consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable); provided, however, any filing or submission fees required of any Person in connection with any such filings or submissions required under the HSR Act shall be paid by the Company.

SECTION 5.                            Liquidation Rights.

(a)           In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive, in respect of such shares of Preferred Stock, and to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to the Liquidation Preference thereon, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock.

(b)           Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c)           After the payment in full to the Holders of the amounts provided for in this Section 5, the Holders of shares of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company in respect of their ownership of such Preferred Stock.

(d)           In the event the assets of the Company available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

SECTION 6.                            Conversion.

(a)           On or after the later of (i) 90 days after the Issue Date (provided that the shares of Common Stock issuable upon any conversion of the Preferred Shares are either registered under the Securities Act or freely tradable (other than for volume and manner-of-sale restrictions) under applicable exemptions to the Securities Act), and (ii) the earlier of (A) 120 days after the Issue Date or (B) the expiration of any lock-up period imposed by any underwriters in connection with the initial public offering of the Company (such earlier date, the “Lock-Up End Date”), each Holder shall have the right, at each Holder’s option, to, except to the extent it would result in a breach of applicable Law, convert such Holder’s shares of Preferred Stock, in whole or in part (not more than once per fiscal quarter with respect to such Holder and in no

event less than [          ](7) shares of Preferred Stock or, if the aggregate amount of shares of Preferred Stock such Holder owns is less than [           ](8) shares, then all of such shares) into that number of whole, fully paid and non-assessable shares of Common Stock for each share of Preferred Stock equal to the Conversion Ratio then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 11.  To convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 6(a), such Holder shall give written notice (the “Holder Conversion Notice” and the date of such notice, the “Holder Conversion Notice Date”) to the Company stating that such Holder elects to so convert shares of Preferred Stock and shall state therein:  (A) the number of shares of Preferred Stock to be converted by such Holder, (B) the name or names in which such Holder wishes the shares of Common Stock to be issued, (C) the Holder’s computation of the number of shares of Common Stock to be received by such Holder and (D) the Conversion Price on the Holder Conversion Notice Date.  If a Holder validly delivers a Holder Conversion Notice in accordance with this Section 6(a), the Company shall issue the shares of Common Stock as soon as reasonably practicable, but in no event later than five Business Days thereafter (the date of issuance of such shares, the “Holder Conversion Date”).

(b)

(i)            On or after the Lock-Up End Date until the eighteen month anniversary of the Issue Date, the Company shall have the right to cause all (but not less than all) of the outstanding shares of Preferred Stock to be converted into that number of whole, fully paid and non-assessable shares of Common Stock for each share of Preferred Stock equal to the Conversion Ratio then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 11; provided, however, that the Company may only convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 6(b)(i) if the Closing Sales Price of the Common Stock is greater than 120% of the IPO Price for (x) at least twenty of the thirty Trading Days immediately preceding the Company Conversion Notice Date (as defined below) and (y) the Trading Day immediately preceding the Company Conversion Notice Date after the Lock-Up End Date.

(ii)           On or after the eighteen month anniversary of the Issue Date until the three year anniversary of the Issue Date, the Company shall have the right to cause all (but not less than all) of the outstanding shares of Preferred Stock to be converted into that number of whole, fully paid and non-assessable shares of Common Stock for each share of Preferred Stock equal to the Conversion Ratio then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 11; provided, however, that the Company may only convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 6(b)(ii) if the Closing Sales Price of the Common Stock is greater than 115% of the IPO Price for (x) at least twenty (whether or not consecutive) of the thirty Trading Days immediately preceding the Company Conversion Notice Date and (y) the Trading Day immediately preceding the Company Conversion Notice Date.

(7) To equal 10% of the outstanding shares of Preferred Stock on the Issue Date.

(8) To equal 10% of the outstanding shares of Preferred Stock on the Issue Date.

(iii)          To convert shares of Preferred Stock into shares of Common Stock pursuant to Section 6(b)(i) or Section 6(b)(ii), the Company shall give written notice (the “Company Conversion Notice” and the date of such notice, the “Company Conversion Notice Date”) to each Holder stating that the Company elects to force conversion of such shares of Preferred Stock pursuant to Section 6(b)(i) or Section 6(b)(ii), as applicable, and shall state therein (A) the number of shares of Preferred Stock to be converted, (B) the Conversion Price on the Company Conversion Notice Date and (C) the Company’s computation of the number of shares of Common Stock to be received by the Holder.  If the Company validly delivers a Company Conversion Notice in accordance with this Section 6(b), the Company shall issue the shares of Common Stock as soon as reasonably practicable, but in no event later than five Business Days thereafter (the date of issuance of such shares, the “Company Conversion Date”).

(iv)          Notwithstanding anything to the contrary herein, the Company may not cause conversion pursuant to this Section 6(b) (A) unless all of the Equity Conditions have been met on the Conversion Date and (B) to the extent it would result in a breach of applicable Law.

(v)           Notwithstanding anything to the contrary herein, the Company may convert shares of Preferred Stock into shares of Common Stock pursuant to (and subject to the time limitations and other requirements of) this Section 6(b) at any time prior to the consummation of a Change of Control.

(c)           Upon conversion, each Holder shall surrender to the Company the certificates representing any shares held in certificated form to be converted during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent maintained by it, accompanied by (i) (if so required by the Company or its duly appointed Transfer Agent) a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and (ii) transfer tax stamps or funds therefor, if required pursuant to Section 6(i).

(d)           Immediately prior to the Close of Business on the Holder Conversion Date or the Company Conversion Date, as applicable, with respect to a conversion, a Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s shares of Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder.  Except to the extent that a Holder is not able to convert its shares of Preferred Stock into Common Stock as a result of Section 6(k), on the Holder Conversion Date or the Company Conversion Date, as applicable, dividends shall cease to accrue on the shares Preferred Stock so converted and all other rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the number of whole, fully paid and non-assessable shares of Common Stock into which such shares of Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 11).  As promptly as practical after the conversion of any shares of Preferred Stock into Common Stock, the Company shall deliver to the applicable Holder an Ownership Notice identifying the number of full shares of Common Stock to which such Holder is entitled, and a cash payment in respect of fractional shares in accordance with Section 11.

(e)           The Conversion Price shall be subject to the following adjustments (except as provided in Section 6(f)):

(i)            If the Company pays a dividend (or other distribution) in shares of Common Stock to holders of the Common Stock, in their capacity as holders of Common Stock, then the Conversion Price in effect immediately following the record date for such dividend (or distribution) shall be divided by the following fraction:

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution; and

OS1	=

the sum of (A) the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of shares of Common Stock constituting such dividend.

(ii)           If the Company issues to holders of shares of the Common Stock, in their capacity as holders of Common Stock, rights, options or warrants entitling them, for a period of not more than sixty days from the date of issuance of such rights, options or warrants, to subscribe for or purchase shares of Common Stock at less than the Market Value determined on the Ex-Date for such issuance, then the Conversion Price in effect immediately following the Close of Business on the record date for such issuance shall be divided by the following fraction:

where

OS0	=	the number of shares of Common Stock outstanding at the Close of Business on the record date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Value determined as of the Ex-Date for such issuance.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price on any then-outstanding share of Preferred Stock not previously converted shall be readjusted to such Conversion Price that would have then been in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until such triggering events occur.  In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iii)          If the Company subdivides, combines or reclassifies the shares of Common Stock into solely a greater or lesser number of shares of Common Stock, then the Conversion Price in effect immediately following the Opening of Business on the effective date of such share subdivision, combination or reclassification shall be divided by the following fraction:

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, combination or reclassification; and

OS1	=	the number of shares of Common Stock outstanding immediately after the Opening of Business on the effective date of such share subdivision, combination or reclassification.

(iv)          (A) If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock) or other assets (including securities, but excluding any dividend or distribution referred to in clause (i); any rights or warrants referred to in clause (ii) above; any consideration payable in connection with a tender offer made by the Company or any of its Affiliates referred to in clause (v) below; and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a spin-off to which the following clause (iv)(B) applies), then the Conversion Price in effect immediately following the Close of Business on the record date for such distribution shall be divided by the following fraction:

where

SP0	=	the Closing Sale Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=

the fair market value of the portion of the distribution applicable to one share of Common Stock at the Close of Business on the Trading Day immediately preceding the Ex-Date as determined by the Board of Directors.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment to the Conversion Price, each holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of such distributed assets that such holder would have received as if such holder owned a number of shares of Common Stock equal to the Conversion Ratio in effect on the Record Date for the distribution.

(B)          In a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests, of or relating to, a Subsidiary or other business unit where such capital stock or similar equity interests are, or will be when issued, listed or admitted for trading on a National Securities Exchange, the Conversion Price shall be adjusted at the Close of Business on the tenth Trading Day after the Ex-Date of the distribution by dividing such Conversion Price in effect immediately prior to the Opening of Business on such tenth Trading Day by the following fraction:

where

MP0	=	the average of the Closing Sale Price of the Common Stock over each of the first 10 Trading Days commencing on and including the Ex-Date of such distribution; and

MPS	=

the average of the closing sale price of the capital stock or equity interests representing the portion of such distribution applicable to one share of Common Stock over each of the first 10 Trading Days commencing on and including the Ex-Date of such distribution, as reported in the principal securities exchange or quotation system or market on which such shares are traded, or if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of such distribution applicable to one share of Common Stock on such Ex-Date as determined by the Board of Directors.  Such closing sale prices for the Trading Days in such 10 Trading Day period shall be adjusted in respect of transactions in respect of such capital stock or equity interests in like manner to the adjustment to “Closing Sale Price” specified in the second sentence of the definition of such term.

For purposes of determining the Conversion Price in respect of any Conversion Date that occurs during the 10 Trading Days following, and including, the Ex-Date of any such spin-off, references within the previous sentence to 10 Trading Days or the 10th Trading Day shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Date of such distribution and such Conversion Date.  In the event that such distribution described in this clause (iv) is not so made, the Conversion Price of any then outstanding shares of Preferred Stock not previously converted shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend distribution had not been declared.

(v)           In the case the Company effects a Pro Rata Repurchase of Common Stock, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Value of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (1) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (2) the Market Value per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase.

(vi)          Notwithstanding anything herein to the contrary, no adjustment under this Section 6(e) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect.  Any lesser adjustment shall be carried forward and shall be made at the earlier of (i) the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Price and (ii) the Opening of Business on each Conversion Date.

(vii)         Notwithstanding any other provisions of this Section 6(e), rights or warrants distributed by the Company to holders of Common Stock, in their capacity as holders of Common Stock, entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”):  (A) are deemed to be transferred with such shares of Common Stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 6(e) (and no adjustment to the Conversion Price under this Section 6(e) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under Section 6(e)(ii) or (iv).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants for which an adjustment to the Conversion Price under this Section 6(e) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price on any then-outstanding share of Preferred Stock not previously converted shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Price on any then-outstanding share of Preferred Stock not previously converted shall be readjusted as if such expired or terminated rights and warrants had not been issued.  To the extent that the Company has a rights plan or agreement in effect upon conversion of the Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Preferred Stock the Holder will receive, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Trigger Event has occurred and the adjustments to the Conversion Price with respect thereto have been made in accordance with the foregoing first sentence of this Section 6(e)(vii). In lieu of any such adjustment pursuant to the first sentence of this Section 6(e)(vii) in respect of a Trigger Event, the Company may amend such applicable stockholder rights plan or agreement to provide that there shall be the distributed, and cause to be distributed, immediately prior to the occurrence of such Trigger Event, to all Holders of Preferred Stock the rights that would have attached to such number of shares of Common Stock as are issuable upon conversion of such Preferred Stock immediately prior to the occurrence of such Trigger Event, without having to convert their shares of Preferred Stock.

(f)                                   Notwithstanding anything to the contrary in Section 6(e), no adjustment to the Conversion Price shall be made with respect to any distribution if the Holders are entitled to participate in such distribution as if they held a number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to the record date for such distribution, without having to convert their shares of Preferred Stock.

(g)                                  If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect on any then-outstanding share of Preferred Stock not previously converted shall be required by reason of the taking of such record.

(h)                                 Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each Holder a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(i)                                     The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock and the issuance or delivery of any Ownership Notice, whether at the request of a Holder or upon the conversion of shares of Preferred Stock, shall each be made without charge to the Holder or recipient of shares of Preferred Stock for such certificates or Ownership Notice or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby or such Ownership Notice or the securities identified therein, and such certificates or Ownership Notice shall be issued or delivered in the respective names of, or in such names as may be directed by, the applicable Holder; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver any such certificate or Ownership Notice unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(j)                                    Any shares of Common Stock delivered pursuant to this Section 6 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters of any Law), free and clear or any liens, claims, rights or encumbrances other than those arising under the Delaware General Corporation Law or this Certificate of Designations or created by the holders thereof.

(k)                                 The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such maximum number of its authorized but unissued and otherwise unreserved shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock pursuant any applicable provision of this Certificate of Designations, and shall take all action required to be taken by it (including promptly calling and holding one or more special meetings of the Board of Directors and the stockholders of the Company until such increase is approved in accordance with applicable Law and amending the Certificate of Incorporation) to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued and otherwise unreserved shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.  Notwithstanding anything herein to the contrary, unless otherwise agreed by the affirmative vote of the Holders of at least a majority of the shares of Preferred Stock at the time outstanding and entitled to vote thereon, all shares of Preferred Stock which would otherwise convert into shares of Common Stock shall remain outstanding and shall continue to accumulate and compound additional dividends pursuant to Section 3 until such time as there are sufficient unissued shares of Common Stock to permit the conversion of all outstanding shares of Preferred Stock.

(l)                                     Subject to any rights any Holder may have pursuant to a registration rights agreement with the Company, in the event of any conversion of Preferred Stock into Common Stock pursuant to the terms of this Certificate of Designations prior to the one year anniversary of the Issue Date, with regard to the Common Stock issued pursuant to such conversion, the Holders shall not, for a term ending the earlier of (A) sixty days following such conversion and (B) the one year anniversary of the Issue Date, without the prior written consent of the Company, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Stock (including, without limitation, Common Stock that may be deemed to be beneficially owned by the Holders in accordance with the rules and regulations of the SEC and Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock, or sell or grant options, rights or warrants with respect to any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than the grant of options pursuant to option plans existing on the Issue Date), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible, exercisable or exchangeable into shares of Common Stock or any of our other securities, or (iv) publicly disclose the intention to do any of the foregoing; provided however, that the foregoing restrictions shall not apply to (a) transfers as a bona fide gift or gifts, (b) transfers to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the Holder or his or her family members, (c) transfers by testate or intestate succession, (d) if the Holder is a partnership, limited liability company or a corporation, transfers (1) to its limited partners, members or stockholders as part of a distribution, or (2) to any corporation, partnership or other entity that is an Affiliate of such Holder, (e) transfers in connection with transactions by any Person other than the Company relating to Common Stock acquired in open market transactions after the Issue Date, (f) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Common Stock involving a change of control of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Common Stock owned by the Holder shall remain subject to the restrictions contained in this agreement or (g) transfers pursuant to an order of a court or regulatory agency (provided that in each transfer pursuant to (1) clauses (a)-(d) such transfer shall not involve a disposition for value except in the case of a transfer made in accordance with a transfer made pursuant to clause (d)(2) and (2) clauses (a)-(e) no filing or public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5) or to reflect changes in the Holder of the Common Stock in a transfer made pursuant to the clause (d)).

(m)                             In the case of:

(i)                                     any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)                                  any consolidation, merger or combination involving the Company,

(iii)                               any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv)                              any statutory share exchange,

in each case, (x) that is not a Change of Control and (y) as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Preferred Stock shall be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Ratio immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”); provided, however, if the holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders will receive will be the form and proportion of the aggregate consideration elected by the holders of shares of Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of shares of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Reorganization Event. The Company shall not become a party to any Reorganization Event unless its terms are consistent with this Section 6(m).  None of the foregoing provisions shall affect the right of a Holder of Preferred Stock to convert its Preferred Stock into shares of Common Stock as set forth in Section 6 prior to the effective time of such Reorganization Event.  Notwithstanding Section 6(e), no adjustment to the Conversion Ratio shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Preferred Stock.

The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 6.  The provisions of this Section 6 shall apply to successive Reorganization Events.

In this Certificate of Designations, if the Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to the Common Stock are intended to refer to such Reference Property.

(n)                                 Notwithstanding any other provision herein, the Company shall not, and shall not be entitled to, effect any redemption of shares of Preferred Stock on any Optional Redemption Date or Change of Control Redemption Date pursuant to Section 7 or Section 10, respectively, unless the shares of Preferred Stock are convertible by the Holder into shares of Common Stock pursuant to Section 6(a) on at least one Business Day for the period after receipt of the Optional Redemption Notice or notice described in Section 9(c), as applicable, and prior to such Redemption Date; provided, however, that the foregoing restriction shall not apply if the failure of the shares of Preferred Stock to be convertible by the Holder into shares of Common Stock pursuant to Section 6(a) is due to any action or inaction of such Holder.

SECTION 7.                            Optional Redemption.

(a)                                 Subject to the rights of Holders under Section 6(a), at any time, and from time to time, on or after the three-year anniversary of the Issue Date (including, for the avoidance of doubt, any time on or after the three-year anniversary of the Issue Date prior to the consummation of a Change of Control) the Company shall have the right, subject to applicable Law, to redeem the Preferred Stock, in whole or in part, from any source of funds legally available for such purpose.  Any such redemption shall occur on a Business Day set by the Company in its sole discretion (the “Optional Redemption Date”).

(b)                                 Subject to applicable Law, the Company shall effect any such redemption pursuant to this Section 7 by paying cash for each share of Preferred Stock to be redeemed equal to the Liquidation Preference (including, for the avoidance of doubt, any Accrued Dividends added to the Liquidation Preference in accordance with Section 3(d)) (the “Optional Redemption Price”).

(c)                                  The Company shall give notice of its election to redeem the Preferred Stock pursuant to this Section 7 not less than 20 days and not more than 60 days before the scheduled Optional Redemption Date, to the Holders of Preferred Stock as such Holders’ names appear (as of the Close of Business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein.  Such notice (the “Optional Redemption Notice”) shall state:  (i) the Optional Redemption Date, (ii) the number of shares of Preferred Stock to be redeemed and, if fewer than all outstanding shares of Preferred Stock are to be redeemed, the number (and, in the case of shares in certificated form, the identification) of shares to be redeemed from such Holder, (iii) the Optional Redemption Price on the date of such notice and (iv) the place where any shares of Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the Optional Redemption Price therefor.

(d)                                 If the Company elects to redeem fewer than all of the outstanding shares of Preferred Stock pursuant to this Section 7, the number of shares of Preferred Stock to be redeemed shall be determined by the Company, provided the number of shares of Preferred Stock to be redeemed pursuant an election pursuant to this Section 7 shall not be less than [       ](9) shares of Preferred Stock or, if the aggregate amount of shares of Preferred Stock outstanding is less than [        ](10) shares, then all of such shares, and provided that the Preferred Stock is redeemed on a pro rata basis across all Holders based on their respective ownership of Preferred Stock unless agreed upon otherwise by the Holders.  The shares of Preferred Stock not redeemed shall remain outstanding.

(e)                                  If the Company gives an Optional Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the shares of Preferred Stock as to which such

(9)   To equal 10% of the outstanding shares of Preferred Stock on the Issue Date.

(10) To equal 10% of the outstanding shares of Preferred Stock on the Issue Date.

Optional Redemption Notice shall have been given, no later than the Opening of Business on the Optional Redemption Date, and the Company shall give the Paying Agent irrevocable instructions and authority to pay the Optional Redemption Price to the Holders to be redeemed upon surrender or deemed surrender of the Certificates therefor as set forth in the Optional Redemption Notice.  If the Optional Redemption Notice shall have been given, then from and after the Optional Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Optional Redemption Notice, all dividends on such shares of Preferred Stock to be redeemed shall cease to accrue and all other rights with respect to the shares of Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the right to receive the Optional Redemption Price.  The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Optional Redemption Price of the shares of Preferred Stock to be redeemed), and the holders of any shares of Preferred Stock so redeemed shall have no claim to any such interest income.  Any funds deposited with the Paying Agent hereunder by the Company for any reason that remain unclaimed or unpaid after two years after the applicable Optional Redemption Date or other payment date, shall be, to the extent permitted by applicable Law, repaid to the Company upon its written request, after which repayment the Holders entitled to such redemption or other payment shall have recourse only to the Company.  Notwithstanding any Optional Redemption Notice, there shall be no redemption of any shares of Preferred Stock called for redemption until funds sufficient to pay the full Optional Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

(f)                                   Any shares of Preferred Stock that are redeemed or otherwise acquired by the Company shall be cancelled.  If only a portion of the shares of Preferred Stock represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent, the Company shall issue and the Paying Agent shall deliver to the Holders a new Certificate (or adjust the applicable book-entry account) representing the number of shares of Preferred Stock represented by the surrendered Certificate that have not been called for redemption.

SECTION 8.                            Forced Redemption.

(a)                                 On October 15, 2021 (the “Forced Redemption Date”), the Company shall, subject to applicable Law, redeem the Preferred Stock, in whole and not in part, from any source of funds legally available for such purpose.

(b)                                 Subject to applicable Law, the Company shall effect any such redemption pursuant to this Section 8 by paying cash for each share of Preferred Stock to be redeemed equal to the Liquidation Preference (the “Forced Redemption Price”).

(c)                                  On the Forced Redemption Date, the Company shall deposit with the Paying Agent funds sufficient to redeem the shares of outstanding Preferred Stock, and the Company shall give the Paying Agent irrevocable instructions and authority to pay the Forced Redemption Price to the Holders upon surrender or deemed surrender of the Certificates therefor. On the Forced Redemption Date, all dividends on the Preferred Stock shall cease to accrue and all other rights with respect to the shares of Preferred Stock, including the rights, if any, to receive notices, will terminate, except only the right to receive the Forced Redemption Price.  The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Forced Redemption Price of the shares of Preferred Stock), and the holders of any shares of Preferred Stock so redeemed shall have no claim to any such interest income.  Any funds deposited with the Paying Agent hereunder by the Company for any reason that remain unclaimed or unpaid after two years after the Forced Redemption Date or other payment date, shall be, to the extent permitted by applicable Law, repaid to the Company upon its written request, after which repayment the Holders entitled to such redemption or other payment shall have recourse only to the Company.

SECTION 9.                            Change of Control Conversion.

(a)                                 Upon the occurrence of a Change of Control that occurs while shares of Preferred Stock are outstanding, each Holder shall have the right (but not the obligation) to convert (a “Change of Control Conversion”) such number of Preferred Stock held by such Holder on the Change of Control Conversion Date as such Holder may elect in accordance with Section 9(d) into a number of whole, fully paid and non-assessable shares of Common Stock per Preferred Stock that is an amount equal to the Conversion Ratio in effect immediately prior to the Change of Control (such number of shares of Common Stock, the “Conversion Common Shares”).  The “Change of Control Conversion Date” shall be the date on which the Change of Control occurs, with the conversion effective immediately prior to the Change of Control.

(b)                                 In the case of a Change of Control pursuant to which shares of Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (“Alternative Conversion Consideration”), each Holder electing to participate in the Change of Control Conversion will receive upon conversion of the Preferred Stock elected by such holder the kind and amount of such Alternative Conversion Consideration on a per share basis which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Conversion Common Shares immediately prior to the effective time of the Change of Control; provided, that, if the holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Holders electing to participate in the Change of Control Conversion will receive will be the form and proportion of the aggregate consideration elected by the holders of shares of Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of shares of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

(c)                                  Promptly upon entry into an agreement that provides for a Change of Control (but in no event less than 20 Business Days prior to the Change of Control Election Deadline, unless the Change of Control is expected to be consummated within 20 Business Days after the entry into such agreement, in which case as promptly as practicable), the Company (or a third party with its prior written consent) shall provide to Holders a written notice of the anticipated occurrence of the Change of Control that describes the resulting Change of Control Conversion Right and Change of Control redemption right under Section 10 and states: (i) the events constituting the anticipated Change of Control; (ii) the anticipated Change of Control Conversion Date as reasonably estimated by the Board of Directors at such time; (iii) the Change of Control Election Deadline; (iv) the method and period for calculating the Conversion Common Shares and Change of Control Redemption Price; (v) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Preferred Stock; (vi) the name and address of the Paying Agent; and (vii) the procedures that the Holders must follow to exercise the Change of Control Conversion Right as reasonably determined by the Board of Directors.

(d)                                 Each Holder electing to participate in the Change of Control Conversion will be required prior to the Close of Business on the third Business Day preceding the anticipated Change of Control Conversion Date set forth in the notice described in Section 9(c) (the “Change of Control Election Deadline”), to notify the Company in writing of the number of Preferred Stock held by such Holder on the Change of Control Conversion Date that such Holder elects to be converted in the Change of Control Conversion.  The failure of any Holder to timely deliver a written notice in accordance with the immediately preceding sentence (or the delivery by a Holder of a timely notice of exercise for only a portion, but not all, of the Preferred Stock held by such Holder) shall constitute an election by such Holder to not participate in the Change of Control Conversion with respect to the applicable Change of Control (or to not participate in the Change of Control Conversion with respect to the applicable Change of Control as to the portion of the Preferred Stock held by such Holder as to which a timely notice of exercise was not delivered) (any such shares of Preferred Stock, the “Non-Converted Shares”).

(e)                                  Upon conversion, effective immediately prior to the related Change of Control, the rights of such participating Holder as a holder of Preferred Stock shall cease with respect to such converted Preferred Stock, and such Person shall have the rights of a holder of shares of Common Stock.  Each share of Preferred Stock shall, upon its Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Company in exchange for the issuance of the Conversion Common Shares. As promptly as practical after the conversion of any shares of Preferred Stock into Common Stock, the Company shall notify each applicable Holder of the number of full shares of Common Stock to which such Holder is entitled, and shall deliver a cash payment to such Holder in respect of fractional shares in accordance with Section 11.

(f)                                   The participating Holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Conversion Common Shares in a name other than such Holder’s name.  The Transfer Agent may refuse to reflect the notation of book entry (or the issuance of a Certificate) for shares of Common Stock being issued in a name other than the Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares of Common Stock are to be issued in a name other than the Holder’s name.  Nothing herein shall preclude any tax withholding required by Law.

(g)                                  Notwithstanding anything herein to the contrary, nothing herein shall give to any Holder any rights as a creditor in respect of its right to conversion.

SECTION 10.                     Change of Control Redemption.

(a)                                 Subject to the right of Holders to a Change of Control Conversion pursuant to Section 9, upon the occurrence of a Change of Control that occurs while shares of Preferred

Stock are outstanding, the Company shall, or shall cause a third party with the prior written consent of the Company (the Company or such third party, the “Redeeming Party”) to, subject to applicable Law, redeem the Non-Converted Shares pursuant to the provisions of this Section 10, in whole and not in part, from any source of funds legally available for such purpose.  The “Change of Control Redemption Date” shall be any Business Day no more than 5 Business Days after the Change of Control Conversion Date that is fixed by the Redeeming Party, in its sole discretion, as the date the Preferred Stock is to be redeemed pursuant to this Section 10.

(b)                                 Subject to applicable Law, the Redeeming Party shall effect any such redemption pursuant to this Section 10 by paying cash for each Non-Converted Share equal to the greater of (i) an amount sufficient to cause the ROI of such Non-Converted Share to be 1.35, and (ii) an amount sufficient to cause the IRR of each Non-Converted Share to be 17.5%; provided, however, that if a Change of Control occurs on or after the three year anniversary of the Issue Date, the amount to be paid to redeem each Non-Converted Share pursuant to this Section 10 shall be an amount equal to the Liquidation Preference (the “Change of Control Redemption Price”).

(c)                                  On the Change of Control Redemption Date, the Redeeming Party shall deposit with the Paying Agent funds sufficient to redeem the Non-Converted Shares, and the Redeeming Party shall give the Paying Agent irrevocable instructions and authority to pay the Change of Control Redemption Price to the Holders of the Non-Converted Shares.  On the Change of Control Redemption Date, all distributions on the Non-Converted Shares shall cease to accrue and all rights of Holders of such shares with respect to such shares shall cease, except the right to receive the Change of Control Redemption Price and such shares shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be outstanding for any purpose whatsoever.  The Redeeming Party shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Change of Control Redemption Price of the Non-Converted Shares), and the holders of the Non-Converted Shares shall have no claim to any such interest income.  Any funds deposited with the Paying Agent hereunder by the Redeeming Party for any reason that remain unclaimed or unpaid after two years after the Change of Control Redemption Date or other payment date, shall be, to the extent permitted by Law, repaid to the Redeeming Party upon its written request, after which repayment the Holders of the Non-Converted Shares shall have recourse only to the Redeeming Party.

SECTION 11.                     No Fractional Shares.

No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion, whether voluntary or mandatory, or in respect of dividend payments made in Common Stock on the Preferred Stock.  Instead, the Company may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on the Closing Sale Price of such fractional share determined as of the day immediately prior to the Conversion Date) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular Holder upon conversion shall be rounded up to the next whole share.

SECTION 12.                     Uncertificated Shares; Certificated Shares.

(a)                                 Uncertificated Shares.

(i)                                     Form.  Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Company, the shares of Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii)                                  Transfer.  Transfers of Preferred Stock or Common Stock issued upon conversion thereof held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.  The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(iii)                               Legends.  Each Ownership Notice issued with respect to a share of Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF EXTRACTION OIL & GAS, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”).  THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND

THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

In addition, Each Ownership Notice issued with respect to a share of Preferred Stock shall bear a legend in substantially the following form:

“BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.”

(b)                                 Certificated Shares.

(i)                                     Form and Dating.  When Preferred Stock is in certificated form (“Certificated Preferred Stock”), the Preferred Stock certificate and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations.  The Preferred Stock certificate may have notations, legends or endorsements required by applicable Law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company.  Each Preferred Stock certificate shall be dated the date of its authentication.

(ii)                                  Execution and Authentication.  Two Officers shall sign each Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Preferred Stock certificate, the Preferred Stock certificate shall be valid nevertheless.

A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Preferred Stock certificate.  The signature shall be conclusive evidence that the Preferred Stock certificate has been authenticated under this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for shares of Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company.  Such order shall specify the number of shares of Preferred Stock to be authenticated and the date on which the original issue of the Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Preferred Stock.  Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Preferred Stock whenever the Transfer Agent may do so.  Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent.  An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(iii)                               Transfer and Exchange.  When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Stock surrendered for transfer or exchange:

(A)                               shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B)                               is being transferred or exchanged pursuant to subclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:

(1)                                 if such Certificated Preferred Stock is being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or

(2)                                 if such Certificated Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit C hereto) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 12(b)(iv).

(iv)                              Legends.

(A)                               Each certificate evidencing Certificated Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF EXTRACTION OIL & GAS, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(B)                               Upon any sale or transfer of a Transfer Restricted Security held in certificated form pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act or an effective registration statement under the Securities Act, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Preferred Stock or certificated Common Stock that does not bear a restrictive legend and rescind any restriction on the transfer of such Transfer Restricted Security.

(v)                                 Replacement Certificates.  If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(vi)                              Cancellation.  In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.  The Transfer Agent and no one else shall cancel and destroy all Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver cancelled Preferred Stock certificates to the Company.  The Company may not issue new Preferred Stock certificates to replace Preferred Stock certificates to the extent they evidence Preferred Stock which the Company has purchased or otherwise acquired.

(c)                                  Certain Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(i)                                     To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock as required pursuant to the provisions of this Section 12(c).

(ii)                                  All shares of Preferred Stock, whether or not Certificated Preferred Stock, issued upon any registration of transfer or exchange of such shares of Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designations as the shares of Preferred Stock surrendered upon such registration of transfer or exchange.

(iii)                               Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(iv)                              No service charge shall be made to a Holder for any registration of transfer or exchange of any Preferred Stock or Common Stock issued upon the conversion thereof on the transfer books of the Company or the Transfer Agent or upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose.  However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock or Common Stock if the Person receiving shares in connection with such transfer or exchange is not the holder thereof.

(d)                                 No Obligation of the Transfer Agent.  The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable Law with respect to any transfer of any interest in any Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 13.                     Other Provisions.

(a)                                 With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders).  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)                                 Shares of Preferred Stock that have been issued and reacquired by the Company in any manner, including shares of Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the Laws of Delaware) upon such reacquisition be automatically cancelled by the Company and shall not be reissued.

(c)                                  The shares of Preferred Stock shall be issuable only in whole shares.

(d)                                 All notice periods referred to herein shall commence:  (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being sent by certified or registered mail, postage prepaid.  Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e)                                  Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.  All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f)                                   Notwithstanding anything to the contrary herein, whenever the Board of Directors is permitted or required to determine fair market value, such determination shall be made in good faith.

(g)                                  Without limiting Section 4(b), the Holders shall have no preemptive or preferential rights to purchase or subscribe to any stock, obligations, warrants or other securities of the Company of any class.

(h)                                 The Company shall distribute to the Holders copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of the Common Stock, at such times and by such method as documents are distributed to such holders of such Common Stock; provided, however, that the Company’s obligations under this Section 13(h) shall be deemed to have been satisfied if such notices, materials, annual and quarterly reports, proxy statements, information statements or other documents are filed with the Securities and Exchange Commission via its Electronic Data Gathering, Analysis and Retrieval System and such information is publicly available on such system.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this [  ]th day of [           ], 2016.

EXTRACTION OIL & GAS, INC.

By:
[ ]
[ ]

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF EXTRACTION OIL & GAS, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number	[ ] Shares of
[ ]	Series A Preferred Stock

Series A Preferred Stock
of
EXTRACTION OIL & GAS, INC.

EXTRACTION OIL & GAS, INC., a Delaware corporation (the “Company”), hereby certifies that [               ] (the “Holder”) is the registered owner of [                  ] fully paid and non-assessable shares of preferred stock, par value $0.01 per share, of the Company designated as the Series A Preferred Stock (the “Preferred Stock”).  The shares of Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated [           ], 2016, as the same may be amended from time to time (the “Certificate of Designations”).  Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations.  The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this           day of           , 2016.

EXTRACTION OIL & GAS, INC.

By:
Name:
Title:

By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Transfer Agent,

By:
Authorized Signatory

REVERSE OF SECURITY

Dividends on each share of Preferred Stock shall be payable, when, as and if declared by the Company’s Board of Directors out of legally available funds as provided in the Certificate of Designations.

The shares of Preferred Stock shall be convertible into Common Stock upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent.  The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:	(11)

(11)  Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF EXTRACTION OIL & GAS, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”).  THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IF THE SECURITIES IDENTIFIED HEREIN ARE SERIES A PREFERRED STOCK OF THE COMPANY, THEN BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Company listed on Schedule A to this letter.

B-1

In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter.  Any such request should be directed to the Secretary of the Company.

The shares of capital stock of the Company have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

Dated:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Transfer Agent,

By:
Authorized Signatory

B-2

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series A Preferred Stock (the “Preferred Stock”) of Extraction Oil & Gas, Inc. (the “Company”)

This Certificate relates to shares of Preferred Stock held by (the “Transferor”) in*/:

☐	book entry form; or

☐	definitive form.

The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:

☐	such Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Preferred Stock is being transferred to the Company;

☐	such Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A; or

☐

such Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Company so requests).

[INSERT NAME OF TRANSFEROR]

By:

Date:

*/            Please check applicable box.

C-1